Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 2 to the Registration Statement on Form S-1 and the related Prospectus of Barnes & Noble Education, Inc. of our report dated February 26, 2015 relating to our audit of the statements of operations, comprehensive income, parent company equity and cash flows and financial statement schedule of Barnes & Noble College Booksellers, LLC for the fiscal year ended April 28, 2012. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey

June 4, 2015